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                                                                   EXHIBIT 10.69

       [LOGO]                               [LOGO]
       INTEGRATED DNA                      SEQUENOM
      TECHNOLOGIES, INC.                       INDUSTRIAL GENOMICS

--------------------------------------------------------------------------------

           High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement

                                By and between

                                Sequenom, Inc.

             11555 Sorrento Valley Road, San Diego, CA 92121-1331
                    - Hereinafter referred to as Sequenom -

                                      and

                       Integrated DNA Technologies, Inc.

                  1710 Commercial Park, Coralville, IA 52241
                       -Hereinafter referred to as IDT-


                               Table of Contents

       Recitals................................................................      2
       Definitions.............................................................      2
       Article 1  Oligonucleotide Supply Period and Deposit....................      6
       Article 2  Synthesizer Assembly and Platform Development Plan...........      6
       Article 3  Assigned Systems Development Plan............................      7
       Article 4  Oligonucleotide Manufacturing and Supply Administration......      9
       Article 5  Pricing, Ordering and Invoicing..............................     10
       Article 6  Intellectual Property........................................     12
       Article 7  Representations & Warranties.................................     14
       Article 8  Qualifications Collaboration.................................     16
       Article 9  Confidential Information.....................................     16
       Article 10 Term and Termination.........................................     18
       Article 11 Notices......................................................     20
       Article 12 General......................................................     21
       Appendix A..............................................................    A-1
       Appendix B..............................................................    B-1
       Appendix C..............................................................    C-1
       Appendix D..............................................................    D-1

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                                   RECITALS

  WHEREAS, Sequenom has developed its MassARRAY(TM) technology platform, including the MassARRAY(TM) Analytical System, for high definition nucleic acid and biopolymer analysis; and

  WHEREAS, Sequenom and its customers have a need for large volumes of high quality oligonucleotides for use with the MassARRAY(TM) technology platform and Sequenom desires to secure for itself and its customers a dedicated capacity for oligonucleotide production and a primary and preferred status for the supply of oligonucleotides; and

  WHEREAS, Sequenom wishes IDT to manufacture oligonucleotides for Sequenom and to sell oligonucleotides to Sequenom, and in certain instances to deliver oligonucleotides directly to Sequenom customers; and

  WHEREAS, IDT is a recognized leader in high-volume oligonucleotide synthesis, and has developed the "High Throughput [...***...] System" a customized, quality-controlled, high-throughput oligonucleotide synthesis platform; and

  WHEREAS, IDT desires to improve the quality and increase the throughput of its high-throughput oligonucleotide synthesis platform by combining IDT's High Throughput [...***...] System with Sequenom's MassARRAY(TM) Analytical System; and

  WHEREAS, IDT and Sequenom wish to collaborate on the design and production of oligonucleotides using IDT's High Throughput [...***...] System together with the MassARRAY(TM) Analytical System;

  NOW THEREFORE, Sequenom and IDT agree to the following:


                                  DEFINITIONS

For purposes of this High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement, the following words, phrases, or terms shall have the meanings as herein defined:

0.1 "Affiliate shall mean with respect to either Party, a person or entity, including without limiting the generality of the foregoing, organizations, corporations, partnerships and joint ventures, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity. "Control" (and, with correlative meanings, the term "controlled by" and "under common control with") means the possession of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean, among other


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      things, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting stock.

0.2 "Agreement" means this High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement, including Appendices A through D, as originally executed and as properly amended from time to time according to Article 12.11.

0.3 "Assigned Supply Period" shall mean a period of five (5) years from the Assigned Systems Validation Date.

0.4 "Assigned Systems" shall mean [...***...] High Throughput [...***...] Systems and the Supporting Equipment to be assigned to and operating within, the High Throughput Synthesis Facility Housing to support Sequenom and Sequenom Account daily Oligo requirements.

0.5 "Assigned Systems Validation Date" shall mean the date of the signed writing contemplated in Article 3.6.2 herein, wherein Sequenom confirms to IDT that the Assigned Systems meet or exceed the Validation Criteria.

0.6 "Business Day(s)" shall mean those days from Monday through Friday which are not declared as national holidays in the United States, or as holidays recognized by either or both Parties.

0.7 "Calendar Days" means all days Sunday through Saturday, which appear on the calendar from January 1 through December 31.

0.8 "Customer Deposit" shall mean the credit for dedicated Oligo supply and Oligo purchases obtained by Sequenom under this Agreement, which will be credited to the benefit of Sequenom against Oligo purchases by Sequenom at a rate of [...***...] per base in accordance with terms and conditions of
      Article 5.1.

0.9 "Dedicated Data Management System" means the components of an integrated hardware and software system designed to support the isolated processing, tracking and storage of all information related to Sequenom and Sequenom customer Oligonucleotide orders, with access secured from any party other than IDT or Sequenom.

0.10 "Effective Date" shall be the execution date of the last signature on the signature page of this Agreement.

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0.11  "High Throughput [...***...] System" or "[...***...] System" shall mean a fully integrated bench of DNA synthesizers, chemical/reagent fluidics systems, and custom production software, capable of synthesizing (with appropriate material inputs and personnel) [...***...] Oligonucleotide bases per 24-hour period.

0.12 "High Throughput Synthesis Facility Housing" shall mean the IDT structure containing a production area, which is to be dedicated to the manufacture of oligonucleotides for large volume customers.

0.13  "IDT" means Integrated DNA Technologies, Inc. and its Affiliates.

0.14 "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all present improvements thereto and future improvements thereto, and all United States, and foreign patents, patent applications, patent disclosures, and patentable inventions, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) trademarks, trade names, service marks, trade dress, logos, and corporate names, together with all translations, adaptations, derivations and combinations thereof whether registered or arising under the common law, state law or federal law of the United States, or the laws of other foreign countries, and all interests therein throughout the world and all associated goodwill therewith, and all applications, registrations and renewals in connection therewith, all copyrights and all copyrightable works and interests throughout the world and all other literary property and author rights whether or not copyrightable, and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and trade secret rights arising under the common law, state law, and federal law of the United States, and the laws of other foreign countries, and confidential information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current research and development, current research methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of Sequenom (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented;
      (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Sequenom containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and

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      applications therefore; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

0.15 "Interim Period" shall mean the period of time beginning on the Effective Date and ending upon the Assigned Systems Validation Date.

0.16 "LICENSE AND RESTRICTED USE AGREEMENT" refers to Appendix C, governing the purchase and use of MassARRAY Products.

0.17 "MassARRAY(TM) SpectroCHIP(TM)" or "SpectroCHIP(TM)" means Sequenom's proprietary 384 SpectroCHIP(TM) that, for purposes of this Agreement, is to be used solely for MALDI-TOF mass spectrometry quality control in the manufacture of oligonucleotides.

0.18 "MassARRAY Analytical System" refers to the Sequenom materials referenced in Appendix C.1 to the LICENSE AND RESTRICTED USE AGREEMENT.

0.19 "Oligonucleotide" or "Oligo" means a plurality of nucleotides or nucleotide analogs forming a nucleotide chain and conforming to the specifications and criteria set forth in Appendix A, for supply and delivery to Sequenom and Sequenom Accounts.

0.20 "Parties" shall refer collectively to Sequenom and IDT, each individually referred to as a "Party".

0.21  "Person or Persons" shall mean any person, corporation or other entity.

0.22 "Platform Validation Date" shall mean the date upon which Sequenom confirms in a signed writing that the objectives of the Synthesizer Assembly and Platform Development Plan (Article 2) have been satisfactorily completed, as set forth in Article 2.6.

0.23  "Sequenom" means Sequenom, Inc. and its Affiliates.

0.24 "Sequenom Account" shall mean a user of Sequenom's MassARRAY(TM) technology or a prospective Sequenom customer with whom Sequenom has actively engaged in discussions regarding the supply of oligonucleotides.

0.25 "Supporting Equipment" shall mean the equipment needed for the processing of Oligos and Oligo-related components before and after synthesis, the analytical equipment, the computer hardware needed for functional integration of the systems, the custom order entry software and related computer hardware (e.g., the Dedicated Data Management

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       System), and other related equipment and furnishings supportive of or secondary to the actual synthesis of Oligos.

0.26 "Third-Party Customers" shall mean any persons or entities, other than Sequenom and IDT, and other than Sequenom Accounts that order products or services from IDT.

0.27 "Validation Criteria" shall mean the Oligonucleotide manufacturing capacity, performance, quality control, and data criteria for the Assigned Systems as established by the Parties according to Article 3 herein.


                                   ARTICLE 1
                   OLIGONUCLEOTIDE SUPPLY PERIOD AND DEPOSIT

1.1 Supply Period. For the Assigned Supply Period, IDT will utilize the Assigned Systems to manufacture and sell Oligos according to the terms and conditions as described in this Agreement. This commitment by IDT includes the obligations of IDT to individually staff, train, and fully compensate, the personnel needed to operate the Assigned Systems for Sequenom, and to otherwise fully manage the production of Oligos for Sequenom.

1.2 Supply Deposit. In order to allow for accelerated assembly of the required synthesizers, the development of a scaleable MALDI-TOF mass spectrometry system, and the development of a customized dedicated on-line ordering system, all of which will become part of the Assigned Systems, Sequenom will advance Installments to IDT according to the Installment Schedule described in Appendix B, that will be allocated and counted toward Sequenom's Customer Deposit. IDT intends to use the Customer Deposit Installments to implement and complete a Synthesizer Assembly and Platform Development Plan (as set forth in Article 2) and an Assigned Systems Development Plan (as set forth in Article 3).

1.3 Sale of Oligos. IDT will make and sell Oligos to Sequenom in accordance with the pricing provisions contained in Article 5. IDT will invoice Sequenom at the [...***...] per base, for each base of each Oligo ordered by Sequenom and shipped by IDT, and shall reduce Sequenom's Customer Deposit by an equivalent sum.


                                   ARTICLE 2
                           SYNTHESIZER ASSEMBLY AND
                           PLATFORM DEVELOPMENT PLAN

2.1 Overview. In order to facilitate the manufacture and supply of Oligos under this Agreement, and upon receipt of the Second Installment as set forth in Appendix B, IDT will proceed with the following duties and obligations which are collectively referred to herein as the "Synthesizer Assembly and Platform Development Plan".

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2.2  Synthesizer Assembly. IDT will purchase the required components for, assemble and validate the performance of, [...***...] System synthesizers in IDT's existing facility in Coralville, Iowa.

2.3 MassARRAY Analytical System Purchase. IDT will purchase a MassARRAY Analytical System and SpectroCHIPs (subject to the terms and conditions set forth in Appendix C) from Sequenom for integration with the [...***...] System synthesizers (referred to in paragraph 2.2) and will establish a scaleable platform for high throughput Oligonucleotide analysis.

2.4 Software Development for On-line Ordering. IDT will complete the software package for Sequenom's dedicated on-line ordering system and will validate its operational performance.

2.5 Interim Capacity Expansion. Pending completion of the Assigned Systems and the High Throughput Synthesis Facility Housing, IDT will increase oligonucleotide production capacity within its present facility to allow for production runs of at least [...***...] Oligos (average length of approximately thirty (30) bases) per 24-hour day, solely for Sequenom.

2.6 Confirmation of Completion. IDT will provide written notice to Sequenom of its completion of the Synthesizer Assembly and Platform Development Plan, upon which Sequenom will have fifteen (15) Business Days to confirm in writing, such completion to the reasonable satisfaction of Sequenom. IDT agrees that Sequenom representatives will be permitted to observe and confirm the satisfactory completion of the duties and obligations of IDT described in Article 2. Sequenom agrees to notify IDT in writing of its objections, if any, to IDT's performance under this Synthesizer Assembly and Platform Development Plan within the fifteen (15) Business Day confirmation period. Such written confirmation by Sequenom, or expiration of the confirmation period without notice of objections to IDT, will establish the "Platform Validation Date". IDT agrees to complete its duties and obligations under Article 2 by approximately October 31, 2000.


                                   ARTICLE 3
                       ASSIGNED SYSTEMS DEVELOPMENT PLAN

3.1 Overview. Upon successful completion and validation of the Synthesizer Assembly and Platform Development Plan, confirmed in writing by Sequenom, ("the Platform Validation Date"), and upon receipt of the Third Installment as set forth in Appendix B, IDT will continue, and will accelerate as necessary, the performance of the following duties and obligations which are collectively referred to herein as the "Assigned Systems Development Plan".

3.2 Assigned Capacity Development. IDT will continue its construction of the High Throughput Synthesis Facility, with an assigned manufacturing capacity dedicated solely

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     to supplying Oligos to Sequenom and Sequenom customers, of [...***...]
     Oligos per day (based upon an average Oligo length of thirty (30) bases).

3.3 Assigned Systems Assembly and Acquisition. IDT will begin the timely acquisition of the Supporting Equipment, and will make all manufacturing, personnel management and related preparations for the operation of the Assigned Systems to begin as soon as commercially practical following the completion of the High Throughput Facility Housing.

3.4 MassARRAY Analytical System Purchase. Within five (5) days of the Platform Validation Date, IDT will purchase a second MassARRAY Analytical System and SpectroCHIPs (subject to the terms and conditions set forth in Appendix C) from Sequenom for integration with the [...***...] System Synthesizers (referred to in paragraph 2.2) and will establish this secondary system for high throughput oligonucleotide analysis as a part of the Assigned Systems, and which will be available on a secondary basis for IDT to independently supply Third-Party Customers with oligonucleotides.

3.5 Reporting Requirements. IDT will supply Sequenom with written updates of progress made on the Assigned Systems Development Plan on the last day of each month during the Interim Period. In addition IDT shall immediately notify Sequenom in writing of each the following:

     (i)   completion of the High Throughput Synthesis Facility Housing;

     (ii) completion of the full assembly and integration of the Assigned Systems operating within the High Throughput Synthesis Facility Housing; and

     (iii) any events, incidents, or occurrences that will materially change, or materially affect the timely completion of the High Throughput Synthesis Facility Housing or the Assigned Systems Development Plan.

3.6 Validation Criteria. No less than two (2) months following the Platform Validation Date, IDT and Sequenom will establish Validation Criteria for the Assigned Systems for the daily production of Oligos, that is, in addition to the criteria set forth in paragraph 3.2. IDT will assemble and integrate the Assigned Systems within the High Throughput Synthesis Facility Housing so as to meet or exceed such Validation Criteria.

     3.6.1 Initial Validation by IDT. As soon as is commercially practical following the notice described in paragraph 3.5(ii), IDT will independently perform an initial trial validation of the Assigned Systems within the High Throughput Synthesis Facility Housing, and will immediately report to Sequenom in writing the resulting validation data in a format consistent with the Validation Criteria.

     3.6.2 Validation & Confirmation by Sequenom. Within twenty (20) days of Sequenom's receipt of validation data, which data meets or exceeds the

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          Validation Criteria, Sequenom shall have the option, but not the obligation, to send at least two (2) representatives to IDT's facility in Coralville, for the purpose of confirming that the Assigned Systems meet the Validation Criteria agreed to by the Parties. IDT agrees to operate the Assigned Systems in the presence of the representatives of Sequenom, and to provide any and all information reasonably necessary to confirm compliance of the Assigned Systems with the Validation Criteria. Immediately thereafter the Sequenom representatives shall either confirm in writing their validation of the Assigned Systems, or shall specify in writing the Validation Criteria (or criterion) that have not been met, or for which there is inadequate confirming data. IDT shall be given reasonable opportunity to remedy any objections raised by the representatives of Sequenom, but in no event more than forty-five (45) days to remedy all valid objections. Immediately following successful remedy of Sequenom's objections, Sequenom shall confirm in writing, the validation of the Assigned Systems operating within the High Throughput Synthesis Facility Housing (the "Assigned Systems Validation Date"), and thereafter as set forth in Appendix B, pay to IDT the Fourth Installment.

3.7 Completion Dates. IDT will use its best efforts to complete the High Throughput Facility Housing by approximately February 28, 2001, and within three (3) months after the completion thereof, the Assigned Systems will be fully integrated and operational within the High Throughput Facility Housing and complete and ready for manufacture of Oligos as set forth in
     Article 5.


                                   ARTICLE 4
                         OLIGONUCLEOTIDE MANUFACTURING
                           AND SUPPLY ADMINISTRATION

4.1 Appointment of Project Managers. It is contemplated by the Parties, that all decisions affecting or regarding Oligo specifications, manufacturing, and supply, will be the result of informed deliberation and mutual consent of designated officials of the Parties. Accordingly, IDT hereby appoints William (Trey) Edward Martin III, Vice President of Oligonucleotide Manufacturing, and Sequenom hereby appoints Dr. Michael Willis, Ph.D., Senior Director of Chemistry, as the Project Managers for each respective Party. The Project Managers, or their duly authorized designates, have the authority to make any decision regarding modifications to the specifications or criteria requirements (that is, Appendix A) of Oligos, but are not authorized to make any decisions regarding pricing, or other material issues that conflict with the terms of this Agreement. The Project Managers will distribute their joint decisions as they relate to the ordering, manufacturing and shipping specifications of Oligos to the relevant members of their staffs, and will further instruct all staff members to channel all related issues or concerns through Project Managers or their designates.

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4.2  Executive Oversight. The Parties further recognize that the regular review and input of senior level executive staff may be beneficial to the Parties and accordingly the Parties agree to appoint at least one (1) individual of each Party, in addition to the Project Managers, to serve on the Executive Committee. The Executive Committee will be formed and will hold its first meeting no later than one (1) month from the Effective Date. The Executive Committee will be charged with reviewing the performance of the Parties, forecasting the Oligonucleotide needs and manufacturing capabilities of the respective Parties, and monitoring compliance with the Agreement and proactively resolving any conflicts that may arise.

4.3 Specifications. Unless and until later amended by the Project Managers, Oligos manufactured by IDT and sold to Sequenom and Sequenom Accounts will meet or exceed the following requirements and specifications listed in Appendix A attached hereto. Sequenom shall provide IDT with written notice subject to Article 11, if Sequenom considers IDT to be failing to satisfactorily perform its obligations under this Agreement and/or if Sequenom believes the pricing or the terms of this Agreement are no longer commercially advantageous or beneficial for Sequenom. In such case, Sequenom agrees to provide IDT with a reasonable opportunity to address Sequenom's concerns. If IDT is unable to resolve the concerns expressed by Sequenom within in a period of time satisfactory to Sequenom, Sequenom shall not be restricted in any way by the terms of this Agreement to purchase oligonucleotides from another party.


                                   ARTICLE 5
                        PRICING, ORDERING AND INVOICING

5.1  Pricing. Subject to the provisions contained in paragraphs 5.2, 5.3, and
     5.6 hereunder, the per base price for Oligos will be adjusted accordingly when Sequenom orders the following volumes of Oligos on a per Business Day average, such average to be determined for each calendar month:

      (a) [...***...] per base if Sequenom orders between [...***...] Oligos per day;

      (b) [...***...] per base if Sequenom orders between [...***...] Oligos per day;

      (c) [...***...] per base for orders of between [...***...] Oligos per day; and,

      (d) [...***...] per base for orders of [...***...] Oligos per day.

     IDT will invoice Sequenom at the above [...***...] per base, for each base of an Oligo ordered by Sequenom and shipped by IDT, and shall reduce


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     Sequenom's Customer Deposit by an equivalent sum. Sequenom shall not be able to exhaust its Customer Deposit at a rate [...***...] per base for each Oligo ordered and shipped. Sequenom shall not be precluded from any discount it would otherwise be entitled to, due to any delays in shipping by IDT.

5.2 External Factors & Price Increases. IDT warrants that it has performed adequate manufacturing cost-forecasting to ensure that IDT can supply Oligos at the above quoted per base prices in commercially viable fashion. However, should unforeseeable events beyond the control of IDT cause the manufacturing costs of IDT to increase such that the per base cost of manufacture exceeds the then applicable per base price [...***...], then IDT shall have the right to increase the per base price to restore a [...***...] per base margin. The term "unforeseeable events" as used in this paragraph includes, but is not limited to:

      (a) new and substantial regulatory or legal restrictions imposed on the manufacture of oligonucleotides or related manufacturing processes;

      (b) substantial changes in the quality (or quality system) requirements of Oligos requested by Sequenom;

      (c) substantial increase(s) in the cost of necessary oligonucleotide manufacturing amidites, reagents, solvents, or quality control components, including specifically, the price of MassARRAY SpectroCHIPsTM necessary to perform MALDI-TOF mass spectrometry for Oligos;

     Should IDT rely upon "unforeseeable events" beyond the control of IDT as a basis for a price increase, IDT shall immediately as is practical disclose to Sequenom in writing the cause of the price increase, and IDT's relevant manufacturing costs in sufficient detail to allow for confirmation of the costs by Sequenom.

5.3 Price Decreases. If there are substantial decreases in the price of the necessary amidites/reagents, or changes in the specifications of Oligos that result in reduced manufacturing costs of [...***...] average cost per base for IDT, and only in those circumstances, then IDT shall reduce the per base price to Sequenom by [...***...].

5.4 Oligo Ordering. During the Assigned Supply Period, Sequenom shall place all orders for Oligos over the Dedicated Data Management System, using the customer order entry software developed by IDT for Sequenom pursuant to
     Article 2.4.

5.5 Oligo Specifications & Manufacturing Turnaround. The specifications and requirements for the manufacture of Oligos will be those specifications and requirements identified in Appendix A, as amended in writing from time-to-time by the Project Managers.

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5.6  Direct Shipment to Sequenom Accounts. IDT will manufacture and directly ship Oligos to certain Sequenom customers at the direction of Sequenom. If such direct shipment is not specified by Sequenom, IDT will ship Oligos to Sequenom. IDT's per base price to Sequenom for direct shipment to Sequenom customers will be [...***...] than the price that would have been charged to Sequenom under the pricing schedule outlined in Article 5.1 herein. The number of Oligos ordered by Sequenom customers, will be included in the daily Oligo count averages that determine the corresponding price per base to Sequenom as set forth in Article 5.1. Sequenom will independently invoice the sale of Oligos directly shipped from IDT to Sequenom customers.

5.7 Supply Forecasts & Pricing. On or before the 20th of each month during the Assigned Supply Period, Sequenom will supply IDT with a forecast of its intended Oligo orders for the following month (hereinafter "MAO Forecasts"). IDT will advise Sequenom within three (3) Business Days of receipt of a MAO Forecast of its ability to meet the MAO Forecast. It is the expectation of both Parties that IDT will be able to meet any MAO Forecast that requires a Business Day daily Oligo average of [...***...] Oligos or less.

5.8 Invoicing. During the Assigned Supply Period, IDT will invoice Sequenom following the close of each month for Oligos delivered. Payment of the invoice by Sequenom will be due within five (5) Business Days from receipt of the invoice by Sequenom, and payment will be made by electronic wire transfer into an account as designated by IDT. Should Sequenom fail to pay the full invoice within thirty (30) Business Days, IDT will have the right to suspend Oligo manufacturing until the invoice is paid in full.

5.9 Covenant not to Compete. IDT agrees and covenants that for the duration of the Assigned Supply Period, IDT shall not compete with Sequenom for the sale of Oligos, meaning that IDT will not knowingly and independently sell Oligos to Sequenom Accounts, without the express prior written consent of Sequenom. Should Sequenom, in its sole discretion, elect not to supply a Sequenom Account with Oligos, Sequenom will authorize IDT to sell Oligos to that customer and Sequenom will identify IDT as a possible supplier to that customer. However, as long as IDT does not use Sequenom's Oligos for the purpose of supplying oligonucleotides to Third-Party Customers, and except as specifically described in this paragraph 5.9, nothing in this Agreement should be interpreted to prevent IDT from selling oligonucleotides to Third-Party Customers.

                                   ARTICLE 6
                             INTELLECTUAL PROPERTY

6.1 Inventions and Discoveries. The Parties do not anticipate, but do acknowledge, that Intellectual Property may be developed through the joint efforts of the Parties and their employees under this Agreement. If Intellectual Property is developed by an individual Party, or by or through the joint efforts of the Parties, the ownership of the Intellectual Property, whether joint or separate, will be determined by the relevant applicable federal

                                            *** Confidential Treatment Requested

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                                 CONFIDENTIAL


     or state laws regarding inventorship and reduction-to-practice. In the event that an invention or know-how is developed through the joint or collaborative efforts of the Parties and their employees, IDT and Sequenom agree to instruct their respective employees to report the invention or the development in a thorough and prudent manner to the management of the respective Parties, and each Party and agrees to notify the other Party of the invention or the development as soon as commercially practical following internal reporting. The Parties thereafter agree to initiate good faith negotiations directed toward the completion of a separate written agreement directed to licensing and/or assignment of such Intellectual Property.

6.2 Tradenames and Trademarks. IDT acknowledges that MassARRAY(TM), SpectroCHIP(TM), SpectroCHECK(TM), and Sequenom(TM), among others, are trademarks and tradenames of Sequenom, and that nothing in this Agreement is intended as a grant to IDT, express, implied, or otherwise, to use any trademark , tradename or trade dress of Sequenom unless expressly agreed to in writing by Sequenom. Sequenom, in its sole discretion, may select the trademark(s), tradename(s) and trade dress(es), if any, to be used in connection with the Oligos, and all such trademarks, tradenames and trade dresses are and shall be the exclusive property of Sequenom, and IDT shall acquire no interest or right in and to any trademark, trade name or trade dress selected or used by Sequenom. IDT agrees not to adopt any trademark, trade name or trade dress that may be confusingly similar thereto, and not to incorporate, mark, or affix to any Oligo, any IDT trademark.

6.3 Oligonucleotides. Notwithstanding the provisions of Article 6.1 and the provisions of Appendix C, Sequenom shall be the sole owner of the Oligos, which are the Confidential Information of Sequenom and subject to the provisions of Article 9. IDT hereby assigns its entire worldwide right, title, and interest, if any, in any Oligo to Sequenom, and IDT agrees to take all necessary action to effect any such transfer, and to cooperate with and assist Sequenom, at Sequenom's expense, in the pursuit, enforcement, and defense of any Intellectual Property rights in any Oligo. IDT shall be the sole owner of the Oligonucleotide manufacturing and tracking methods developed prior to and/or during the term of this Agreement, including, but not limited to, IDT's proprietary: Oligo reagent preparation methods, Oligonucleotide synthesis methods, Oligo processing and automation protocols, Oligo mass order entry software, Oligo tracking software, and Oligo quality control systems.

6.4 Product Labeling. Sequenom will design, purchase and supply IDT with product labels and corresponding product packaging to be used with all shipments of Oligos. It is understood and agreed to by the Parties that Oligos will be labeled as a Sequenom product, and according to labeling and packaging requirements and specifications provided by Sequenom.

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                                 CONFIDENTIAL


                                   ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES

7.1   Representations and Warranties by IDT:

      IDT represents and warrants as follows:

       (a) IDT is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Iowa;

       (b) IDT has the legal right, authority and power to enter into this Agreement;

       (c) IDT has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

       (d) upon the execution and delivery of this Agreement, this Agreement shall constitute valid and binding obligations against IDT enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally;

       (e) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party;

       (f) IDT will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement;

       (g) IDT has obtained, or will obtain, all governmental permits, licenses, agreements, contracts, and other enabling documents to fully implement and fulfill its duties hereunder;

       (h) IDT represents and warrants that all employees or others acting on its behalf pursuant to this Agreement are and shall be obligated under a binding written agreement to assign to IDT all inventions made or conceived by such employee or other person.

7.2   Representations and Warranties by Sequenom:

      SEQUENOM represents and warrants as follows:

       (a) SEQUENOM is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

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                                 CONFIDENTIAL


       (b) SEQUENOM has the legal right, authority and power to enter into this Agreement;

       (c) SEQUENOM has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

       (d) upon the execution and delivery of this Agreement, this Agreement shall constitute valid and binding obligations against Sequenom enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally;

       (e) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party;

       (f) to the best of SEQUENOM'S knowledge, IDT's manufacture of Oligos does not constitute contributory infringement with respect to any issued patent of any third party that has issued prior to the effective date of this Agreement;

       (g) SEQUENOM will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement;

       (h) SEQUENOM represents and warrants that all employees or others acting on its behalf pursuant to this Agreement are and shall be obligated under a binding written agreement to assign to SEQUENOM all inventions made or conceived by such employee or other person.

7.3 Limited Warranty for Oligos. IDT warrants that Oligos will meet the specifications as determined in Appendix A, and as later amended by the Project Managers if applicable. This limited warranty represents Sequenom's sole and exclusive remedy with respect to Oligos manufactured for and sold to Sequenom, or Oligos sold to Sequenom Accounts under this Agreement. IDT does not warrant, guarantee or make any representations regarding the use or the results of the use of Oligos in Sequenom's MassARRAY Analytical System (and MassARRAY assays designed therefor), with respect to correctness, accuracy, reliability or otherwise, above and beyond the criteria set forth in Appendix A. Sequenom assumes the entire risk as to the results obtained from the use of Oligos. Sequenom further acknowledges that Sequenom, and not IDT, is solely responsible for any warranty or guarantee made to Sequenom Accounts with respect to the performance of Oligos. The foregoing warranty is exclusive and is made in lieu of and to the exclusion of any other warranties, whether oral or written, express or implied, direct or indirect, by estoppel, or by effect of the Uniform Commercial Code, usage in the industry or through course of dealings of the Parties, including but not limited to those concerning merchantability or fitness for a particular purpose.

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                                 CONFIDENTIAL


                                   ARTICLE 8
                         QUALIFICATIONS COLLABORATION

8.1 Mutual Interests in Qualification Standards. Sequenom is interested in providing its customers with Standard Operating Procedures (hereinafter "SOPs") and validation materials that would assist its customers in establishing that a laboratory using MassARRAY Products for performing high-throughput genotyping services in pharmacogenetic-based clinical trials is compliant with United States regulatory standards as set forth in the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), and possibly other governmental regulatory standards. IDT is also interested in developing SOPs and other validation materials that would establish that oligos manufactured by IDT are compliant with United States regulatory standards. As a result, the Parties agree as set forth in Articles 8.2 and 8.3.

8.2 Draft Quality Plan. IDT and Sequenom will collaborate on a draft quality plan and supporting quality system for the Assigned Systems, that is consistent with (but not necessarily initially compliant with) the relevant standards set forth by CLIA. A designated employee or agent of IDT will be the principal draftsperson for this initial draft, which will be submitted to Sequenom for review by Sequenom, no later than twelve (12) months from the Platform Validation Date. A managerial quality control or quality assurance employee of Sequenom, will review the initial draft and provide written comments to IDT within sixty (60) days of receipt.

8.3 Optional Qualifications Collaboration. Within sixty (60) days of IDT's receipt of the review of the initial draft by Sequenom, the Parties agree to meet to discuss the potential benefits of further pursuing a collaborative effort consistent with this Article 8.


                                   ARTICLE 9
                           CONFIDENTIAL INFORMATION

9.1 Confidential Information. For the purpose of this Agreement, Confidential Information means all information, data, and material, labeled or otherwise designated or identified as confidential by SEQUENOM or by IDT.

9.2 Designated Confidential Information of Sequenom. All information relating to Oligos ordered under this Agreement including but not limited to, Oligonucleotide sequences, including specifically, target sequences and/or SNPs validated by Sequenom during the course of this Agreement are hereby designated as SEQUENOM Confidential Information. SEQUENOM agrees that it will, in writing, clearly identify as confidential, any and all additional information that it provides to IDT that it considers to be the Confidential Information of SEQUENOM.

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                                 CONFIDENTIAL


9.3 Designated Confidential Information of IDT. Any and all data generated by IDT's development, assembly, validation and use of the High Throughput [...***...] Systems and/or the Dedicated Data Management System, except for the information described in 9.2 herein, are hereby designated as IDT's Confidential Information. IDT agrees that it will, in writing, clearly identify as confidential, any and all such information that it provides to SEQUENOM that it considers to be the Confidential Information of IDT.

9.4 Use of Confidential Information. Each Party may use the other Party's Confidential Information only for the purpose of performing each Party's duties and obligations under this Agreement.

9.5 Obligations of Confidentiality. Except as expressly provided herein, SEQUENOM and IDT, and their officers, employees, agents, consultants, and authorized representatives (a) shall hold in strict confidence all Confidential Information from the other Party or any of its officers, employees, agents or representatives and (b) shall not distribute, disclose or disseminate such Confidential Information to any third party without the prior written approval of the other Party (that is, the original disclosing Party), provided, however, that such approval will not be unreasonably withheld where the receiving Party reasonably believes that disclosure of the other Party's Confidential Information is reasonably necessary to obtain patents, authorization to conduct clinical trials, or regulatory approval.

9.6 Other Information. For purposes of this section, information will not be considered to be Confidential Information of a Party if the information:

     (i) was lawfully in the receiving Party's possession prior to disclosure under this Agreement and was not acquired directly or indirectly from the disclosing Party; or

     (ii) was, at the date of disclosure by the disclosing Party, public knowledge; or subsequently becomes public knowledge other than through the failure of the receiving Party to comply with its obligations of confidentiality under the terms of this Agreement; or

     (iii) was or is acquired by the receiving Party from any third party lawfully having possession of such information and who is not under an obligation of confidentiality to the disclosing Party; or

     (iv) was or becomes independently known by the receiving Party without utilizing information provided by the disclosing Party and wherein such independent knowledge is supported in contemporaneously written and dated documentation of the receiving Party; or

     (v) is required to be disclosed, retained, or maintained by either Party, by applicable law or regulation or under the rules of any regulatory

                                            *** Confidential Treatment Requested

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                                 CONFIDENTIAL


     (vi) or governmental authority, provided however that each Party shall immediately notify the other Party in writing of such required disclosure and must provide such notice at least thirty (30) days prior to the date when disclosure is proposed to take place, and provided that the Party or third party required to make disclosure shall use its best efforts to secure confidential treatment of any such information required to be disclosed.

9.7 Additional Remedies. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 9.

9.8 Publications. Either Party may publish or present data and/or results generated under this Agreement, provided that, the proposed disclosure shall be subject to the prior review by the other Party solely to determine
     (i) whether the proposed disclosure contains the Confidential Information of the other Party, (ii) whether the information contained in the proposed disclosure should be the subject of a patent application prior to such disclosure or (iii) whether the disclosure would be adverse to the business interests of the other Party. Each Party shall provide the other Party with the opportunity to review any proposed abstract, manuscript or presentation by delivering a copy thereof to the other Party no less than thirty (30) days before its intended submission for publication or presentation. The other Party shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify the Party in writing of any specific objections to the disclosure. In the event a Party objects to the disclosure, the other Party agrees not to submit the publication or make the presentation containing the objected-to information until the Party is given a reasonable additional period of time to seek patent protection for any material in the disclosure which it believes is patentable or, in the case of Confidential Information, to allow the Party to delete any Confidential Information of the other Party from the proposed disclosure. Each Party agrees to delete from the proposed disclosure any Confidential Information or information that would be adverse to the business interests of the other Party upon request.

9.9 Extended Term. The provisions of this Article 9 shall survive any termination or expiration of this Agreement and continue in force for a period of five (5) years.

                                  ARTICLE 10
                             TERM AND TERMINATION

10.1 Term. The term of this Agreement will be from the Effective Date and will continue for a period of five (5) years from the Assigned Systems Validation Date, unless terminated by a Party or the Parties under one of the provisions of this Article 10.

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                                 CONFIDENTIAL


10.2  Bankruptcy. This Agreement shall terminate upon written notice subject to
      Article 11, by one Party to the other Party in the event the other Party shall become insolvent, asks its creditors for a moratorium, files a bankruptcy petition, or suffers appointment of a temporary or permanent receiver, trustee, or custodian, for all or a substantial portion of its assets.

10.3 Termination. Either Party may terminate this Agreement for default by the other Party in performing any of its material obligations under this Agreement by notifying the other Party in writing of such default and allowing the other Party thirty (30) days within which to cure such default, unless the default is the failure to pay money, in which case the defaulting Party shall have only ten (10) Business Days to cure such default after receiving written notice of non-payment. If such default is not cured within thirty (30) days from receipt of such notice of default (or ten (10) Business Days in the case of non-payment of money owed), the non-defaulting Party may terminate this Agreement by written notice, subject to Article 11, to the defaulting Party.

10.4 IDT Elective Termination. IDT may terminate this Agreement if SEQUENOM has failed to order a Business Day daily average of [...***...] or more Oligos, calculated over a consecutive ten (10) Business Day period, by the second anniversary date (two years from the Effective Date) of this Agreement, by providing SEQUENOM thirty (30) days written notice, subject to Article 11, of such termination.

10.5 Sequenom Elective Termination. Sequenom may terminate this Agreement by providing IDT thirty (30) days written notice if:

      (i) the Platform Validation Date is not met within nine (9) months of the Effective Date; or

      (ii) the Assigned Systems Validation Date is not met within eighteen (18) months of the Effective Date; or

      (iii) IDT materially fails to comply with any of the Oligonucleotide manufacturing or supply requirements set forth in Article 3.2 and in Appendix A. The Parties recognize and acknowledge that the production of Oligos conforming to the specifications and criteria set forth in Appendix A is important to Sequenom and is a material term of this Agreement, and further that time is of the essence with respect to Sequenom and Sequenom customer demand for Oligonucleotides. IDT's failure to materially produce and deliver Oligos to Sequenom in quantity as set forth in Article 3.2 and in conformity with the specifications and criteria set forth in Appendix A, is considered a material breach of this Agreement and must be cured to the satisfaction of Sequenom within thirty (30) Calendar Days of notice of the same to IDT by Sequenom. Failure by IDT to cure such a breach within thirty (30) Calendar Days is grounds for Sequenom's elective termination of this Agreement.

                                            *** Confidential Treatment Requested

10.6 Effect Of Expiration Or Termination Of Agreement. Within thirty (30) days after expiration or termination (the date of termination will be the date upon which the thirty (30) day notice period lapses) of this Agreement, each Party shall return to the other Party any and all Confidential Information (Article 9) provided by the other Party pursuant to this Agreement. Sequenom shall have the right to obtain and use all Oligos for which Sequenom has paid and that are in IDT's possession, or are scheduled to be produced, at the time of termination. Except to the extent expressly provided to the contrary, the rights and obligations of the Parties pursuant to Articles 9, 10, 11, and 12 shall survive the expiration or termination of this Agreement. Any and all rights of IDT to payments accrued through expiration or termination as well as obligations of the Parties under firm orders for purchase and delivery of Oligos at the time of such expiration or termination shall remain in effect. IDT will have no obligation to sell and deliver Oligos to Sequenom or Sequenom Accounts that have delivery dates more than five (5) Business Days after the date of termination, and in the case of termination under sections 10.2 or 10.3, the terminating Party has discretion in electing whether firm orders will remain in effect. Upon expiration or termination of this Agreement, any unused Customer Deposit shall be forfeited by Sequenom and will default to IDT. Upon termination of this Agreement by Sequenom under
      Article 10.2, 10.3, or 10.5, IDT shall be required to transfer possession, and all title, right and interest in and to the MassARRAY Analytical Systems (the Pledged Collateral per Appendix D) immediately to Sequenom.


                                   ARTICLE 11
                                    NOTICES

11.1 All notices and requests required or authorized hereunder shall be given in writing either by personal delivery; by registered or certified mail, return receipt requested; or by confirmed facsimile followed by first class mail or express courier service. Such notice shall be deemed to have been given upon such date that it is personally delivered; the date three
      (3) days after it is deposited in the mail; or the date the same is received by the receiving Party's fax machine, irrespective of the date appearing therein.

11.2 If to IDT, the notice as required by 11.1 shall be addressed to the address below or to another address designated by IDT as may change from time to time:

      Legal Department
      Attn: Urgent
      Integrated DNA Technologies, Inc.
      1710 Commercial Park
      Coralville, Iowa 52241

      (with additional fax):
      Fax: Attn: Legal -URGENT
           (319) 626-8444
       and (847) 470-8223

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                                 CONFIDENTIAL


      with a copy to:

      Dr. Joseph A. Walder
      Chief Executive Officer
      Integrated DNA Technologies, Inc.
      1710 Commercial Park
      Coralville, Iowa 52241

11.3 If to Sequenom, the notice as required by 11.1 shall be addressed to the address below or to another address designated by Sequenom as may change from time to time:

      Sequenom, Inc.
      Corporate Counsel
      11555 Sorrento Valley Road
      San Diego, CA  92121
      Telephone: (858) 350-0345
      Facsimile: (858) 350-0620

      with a copy to:

      Sequenom, Inc.
      Chief Operating Officer
      11555 Sorrento Valley Road
      San Diego, CA  92121
      Telephone: (858) 350-0345
      Facsimile: (858) 350-0344

                                   ARTICLE 12
                                    GENERAL

12.1 Force Majeure. Except with respect to the payment of money, neither Party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, and governmental actions, which are beyond its reasonable control; provided that the delayed Party: (i) gives the other Party written notice of such cause and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed Party's time for performance or cure under this section 12.1 shall be extended for a period equal to the duration of the cause.

12.2 Relationship Of Parties. The Parties to this Agreement are independent contractors. Neither Party nor their respective Affiliates, employees, consultants, contractors or agents, are Affiliates, agents, employees, joint ventures of the other, nor do they have any authority to bind the other by contract or otherwise to any obligation. Neither Party will represent anything to the contrary, either expressly, implicitly, by appearance or otherwise.

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                                 CONFIDENTIAL

12.3 Assignment. The Parties may not assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the assets of a Party to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

12.4 Successors In Interest. Subject to section 12.3, the rights and liabilities of the Parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be.

12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California, U.S.A., notwithstanding its conflicts of law rules. Any litigation between the Parties relating to this Agreement shall take place in San Diego County, California and the Parties consent to the personal jurisdiction of and venue in the state and federal courts within San Diego County, California.

12.6 Dispute Resolution. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of IDT and an individual designated by the President (or the equivalent position) of SEQUENOM (the "Representatives").

12.7 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect.

12.8 No Waiver. Failure by either Party to enforce any term, or condition of this Agreement shall not be deemed a waiver of future enforcement of that or any other term, provision, or condition. No waiver of a term, provision, or condition of this Agreement in any one or more instances, whether by context, implication, express, or otherwise, shall be construed to be a further or continuing waiver of such term, provision, or condition.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

12.10 Facsimile Copies. For purposes of this Agreement, a signed facsimile copy shall have the same force and effect as an original signed Agreement.

12.11 Complete Agreement. This Agreement, including all Appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral,

                                       22
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                                 CONFIDENTIAL

      including the first and Second Letters of Intent, regarding such subject matter. No amendment to or modification of this Agrement shall be binding unless in writing and signed by duly authorized representative of each Party.

12.12 Third Party Beneficiaries. Except as specifically set forth herein, no third party beneficiary rights are conferred or are intended to be conferred by this Agreement.

12.13 Headings. Headings in this Agreement are for convenience only, and shall not be used to and shall not affect the meaning or interpretation of this Agreement.

12.14 Construction. This Agreement shall not be strictly construed against any Party hereto, regardless of which Party, or how much a Party, contributed to the drafting of the Agreement.

12.15 Public Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon between Parties in advance of such announcement. The Parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, and that any of the Parties therefore may make such public announcements with respect thereto, provided that the disclosing Party has complied with the conditions of this section 12.15. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, the disclosing Party will use its best efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall provide the other with an advance copy of any release at least ten (10) Business Days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

12.16 Conflicts. In the event that a conflict arises between this Agreement and any work order, purchase order, billing statement, or invoice, this Agreement will govern and the conflicting terms, provisions, and conditions of any such other documents shall be deemed nonexistent, and shall not be binding upon either Party.

12.17 Indemnification. Sequenom shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold IDT harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of, or injury to, any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the use, consumption, sale or advertisement of Oligos arising from any right granted to Sequenom or its Affiliates herein. IDT shall at all times during the term of this

                                       23
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                                 CONFIDENTIAL


      Agreement and thereafter, indemnify, defend and hold Sequenom harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of, or injury to, any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the construction and development of the High -Throughput Synthesis Facility Housing or the Assigned Systems and/or the production and manufacture of Oligos, as required under this Agreement. Notwithstanding the above, IDT and Sequenom at all times reserves the right to retain counsel of their own to defend IDT's or Sequenom's interest. Sequenom shall not be liable to IDT, its successors or assignees, or IDT's Affiliates, for any loss of profits, loss of business, interruption of business, nor for indirect, special or consequential damages of any kind under this Agreement. IDT shall not be liable to Sequenom, its successors or assignees, Sequenom's Affiliates, or Sequenom Accounts, for any loss of profits, loss of business, interruption of business, nor for indirect, special or consequential damages of any kind under this Agreement.



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.


Sequenom, Inc.                         Integrated DNA Technologies, Inc.

By:                                    By:



Signature:  /s/ Delbert F. Foit, Jr.    Signature:  /s/ Joseph A. Walder
          --------------------------              ----------------------

Name:  Delbert F. Foit, Jr.             Name:  Joseph A. Walder
     ------------------------------          ---------------------------

Title:  Chief Operating Officer         Title:  President and CEO
      -----------------------------          ---------------------------

Date:  8/24/00                          Date:  8/24/00
     ------------------------------          ---------------------------

                                 CONFIDENTIAL

                                   APPENDIX A

                    OLIGO SPECIFICATIONS AND OTHER CRITERIA


[...***...]

(9)    Ordering Criteria.

          9.1 Ordering format. Unless alter modified by the Project Managers, Sequenom will submit orders for oligos by e-mail with an attached Microsoft Excel(R) Spreadsheet addressed to orders@idtdna.com.

          9.2 Daily ordering "deadline". Sequenom will submit orders to IDT for Oligos as early in a business day as is commercially practical, but in no event later than 5pm Central Time. Orders for oligos received by IDT after 5pm CT will be considered as received the following Business Day.

                                      A-1
                                            *** Confidential Treatment requested

                                 CONFIDENTIAL

          9.3 Maximum daily/weekly plate request. The Parties recognize that IDT will be expanding its production capacity during the Interim Period (prior to the Platform Validation Date) to accommodate IDT's growth and the growing needs of Sequenom. However, unless and until later modified by the Project Managers, Sequenom agrees to maintain its daily oligo ordering volume at or below [...***...] a day and its weekly oligo ordering volume at or below [...***...] per week.

(10) Shipping Criteria. IDT will ship Sequenom's oligo orders according to the following criteria:

          10.1 Oligos will be shipped in sets of three (3) plates, comprising one (1) plate each of the Untagged Primer, the Tagged Primer, and Extend Primers, (hereinafter a "Plate Set").

          10.2   Plate Sets will be shipped frozen on dry ice.


          10.3 IDT will not ship Plate Sets from its facility on Fridays. (i.e., Plate Sets are not to be shipped such that they arrive at Sequenom on a Saturday or Sunday and therefore cannot be immediately received.)


          10.4   IDT's product shipments to Sequenom are FOB.


(11) Remakes. Should an oligo not meet the specifications listed in this Appendix A or as later amended by the Project Managers, such an oligo will be remade immediately. If the MALDI spectra from the second synthesis passes the agreed specifications, it will be loaded in its corresponding plate. If the MALDI spectra from the second synthesis again fails to meet agreed specifications, but with an identical pattern on the MALDI spectra, one oligo will be loaded in its corresponding plate, and the spectra for both oligos will be sent to Sequenom for evaluation. Sequenom will be invoiced for both oligos.

                                      A-2   *** Confidential Treatment requested

                                 CONFIDENTIAL

                                   APPENDIX B

                     CUSTOMER DEPOSIT INSTALLMENT SCHEDULE


     1. "First Installment". Sequenom previously paid IDT [...***...] on or about June 19, 2000, to be counted toward and allocated to Customer Deposit.

     2. "Second Installment". Five (5) days after signing of Agreement, Sequenom pays IDT [...***...] to be counted toward and allocated to Customer Deposit.

     3. "Third Installment". Upon completion by IDT of the Accelerated Synthesizer Assembly and Validation Plan, Sequenom pays IDT [...***...] to be counted toward and allocated to Customer Deposit.

     4. "Fourth Installment". Upon completion by IDT of the Assigned Systems within the High Throughput Facility Housing and validation confirmed in writing by Sequenom, Sequenom pays to IDT [...***...] to be counted toward and allocated to Customer Deposit. IDT shall thereafter [...***...] to the Customer Deposit.

*** Confidential Treatment Requested

                                 CONFIDENTIAL


                                  APPENDIX C

                      LICENSE AND RESTRICTED USE AGREEMENT


This LICENSE AND RESTRICTED USE AGREEMENT (the "Agreement") is part of the High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement and is made by and between Sequenom, Inc., a Delaware corporation headquartered at 11555 Sorrento Valley Road, San Diego, CA USA ("SEQUENOM"), and Integrated DNA Technologies, Inc., having a principal place of business at 1710 Commercial Park, Coralville, IA 52241 (hereinafter "IDT"), each a "party" and together, the "parties."


                                    RECITALS

WHEREAS, SEQUENOM has developed SEQUENOM's proprietary MassARRAY(TM) technology for high-throughput and reliable biopolymer analysis utilizing mass spectrometry (hereinafter "MassARRAY") with particular utility for the detection and analysis of genetic variation in applications such as production and quality control for Oligonucleotide manufacturing;

WHEREAS, IDT is a high volume Oligonucleotide manufacturer;

WHEREAS, IDT desires to purchase and license certain MassARRAY Products from SEQUENOM to improve IDT's Oligonucleotide production capacity and quality control by utilizing SEQUENOM's MassARRAY Products in combination with IDT's Oligonucleotide production process, to serve SEQUENOM and SEQUENOM customer demand for high quality Oligonucleotides, as set forth in the High Throughput Manufacturing and Supply and MassARRAYTM Analytical System Purchase Agreement, and for IDT to serve IDT customer demand, and SEQUENOM desires to grant IDT such a license according to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IDT and SEQUENOM agree as follows:


                            ARTICLE 1.  DEFINITIONS

1.1 "Affiliate" means with respect to either party a person or entity, including without limiting the generality of the foregoing, organizations, corporations, partnerships and joint ventures, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. "Control" (and, with correlative meanings, the term "controlled by" and "under common control with") means the possession of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean, among other

                                 CONFIDENTIAL


     things, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting stock.

1.2 "Confidential Information" means any information, including, without limitation, the terms of this Agreement, technical information, specifications, trade secrets, software, source code, and all supporting documentation and materials, related to the MassARRAY Products including the MassARRAY Products themselves. Confidential Information further means all information, data, and material, labeled or otherwise designated or identified as Confidential by SEQUENOM or by IDT. All information relating to, price, quantity, discount, and delivery schedule for SEQUENOM's MassARRAY Products is hereby designated as SEQUENOM Confidential Information.

1.3 "Element" shall mean SEQUENOM's SpectroCHIP(TM) technology required for the MassARRAY Analytical System to produce a mass spectrum from [...***...] located on the SpectroCHIP. By way of example, each SpectroCHIP contains three hundred eighty four (384) Positions, [...***...] Elements are used and consumed under this definition.

1.4 "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all present improvements thereto and future improvements thereto, and all United States, and foreign patents, patent applications, patent disclosures, and patentable inventions, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) trademarks, trade names, service marks, trade dress, logos, and corporate names, together with all translations, adaptations, derivations and combinations thereof whether registered or arising under the common law, state law or federal law of the United States, or the laws of other foreign countries, and all interests therein throughout the world and all associated goodwill therewith, and all applications, registrations and renewals in connection therewith, all copyrights and all copyrightable works and interests throughout the world and all other literary property and author rights whether or not copyrightable, and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and trade secret rights arising under the common law, state law, and federal law of the United States, and the laws of other foreign countries, and confidential information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current research and development, current research methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii)

                                      C-2  *** Confidential Treatment requested

                                 CONFIDENTIAL

     any and all information concerning the business and affairs of SEQUENOM (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for SEQUENOM containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefore; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.5 "Limited Field of Use" means the use of the MassARRAY Products for MALDI-TOF facilitated Oligonucleotide quality control analysis and further means [...***...]

1.6 "MassARRAY Analytical System" refers to the SEQUENOM materials referenced in Appendix C.1 hereto.

1.7 "MassARRAY SpectroCHIP(TM) Pack" means a package of ten (10) 384-D SpectroCHIPs, each SpectroCHIP containing three hundred eighty-four Positions.

1.8 "MassARRAY Products" means the MassARRAY Analytical System, MassARRAY SpectroCHIP Packs and MassARRAY SpectroCHIPs.

1.9 "Oligonucleotide" means a plurality of nucleotides or nucleotide analogs forming a nucleotide chain.

1.10 "Territory" means IDT facilities located worldwide.


                         ARTICLE 2.  MASSARRAY PRODUCT
                              SUPPLY AND ORDERING

2.1 IDT agrees to purchase and license the MassARRAY Analytical System as defined in Appendix C.1, and MassARRAY SpectroCHIP Packs to IDT, and SEQUENOM agrees to supply and deliver the MassARRAY Analytical System and MassARRAY SpectroCHIP Packs to IDT as set forth herein, subject to the limited license provisions under Article 5, and subject to the other terms and conditions set forth in this Agreement.

2.2 This Agreement contains the exclusive terms and conditions which apply to the supply of all MassARRAY Products, notwithstanding any acknowledgment or other business forms ("forms" meaning and including IDT order forms) transmitted by SEQUENOM or IDT. All orders for MassARRAY Products must reference this Agreement and all SEQUENOM and IDT acknowledgments and transmittals will reference this Agreement and the applicable IDT order number.

                                      C-3  *** Confidential Treatment requested

2.3 IDT will use its best efforts to supply SEQUENOM with a forecast of its intended orders on a monthly basis.

2.4 This Agreement is not a purchase order. Purchases of MassARRAY Products hereunder shall be made utilizing IDT's purchase order forms issued by IDT.

2.5 All MassARRAY Product ordering and supply will be administered and executed by SEQUENOM.


                       ARTICLE 3.  MASSARRAY PURCHASING,
                        LICENSE FEES AND PAYMENT TERMS

3.1  MassARRAY Analytical System.  A one-time purchase price of [...***...] per
     ---------------------------
     MassARRAY Analytical System (which includes a [...***...] license to SEQUENOM's proprietary SpectroCHECK(TM) software for the duration of this Agreement and subject to return under Article 6.3) will be paid by IDT to SEQUENOM. IDT agrees to purchase two (2) MassARRAY Analytical Systems in accord with the schedules set forth in Articles 2 (paragraph 2.3) and
     Article 3 (paragraph 3.4) of the High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement. Payment will be made in cash funds and will be due prior to shipment.

3.2  MassARRAY SpectroCHIP.  The purchase price of a MassARRAY SpectroCHIP Pack
     ---------------------
     is [...***...] each. This price for the MassARRAY SpectroCHIP Pack is based upon a license fee of [...***...] per Element. This price is for a MassARRAY SpectroCHIP Pack with each SpectroCHIP Pack containing ten (10) 384-D SpectroCHIP chips, wherein each chip contains three-hundred eighty four (384) Positions. Payments for the MassARRAY SpectroCHIP Packs will be made in cash funds and will be due thirty (30) days from the date of shipment. All payments under this Agreement will be made to SEQUENOM. Upon shipment of MassARRAY SpectroCHIP Packs, SEQUENOM will submit an invoice reflecting an invoice number, date, remit to address, order number, quantity ordered, unit price, and any applicable tax and shipping and handling charges. The configuration of the MassARRAY SpectroCHIP Packs and/or MassARRAY SpectroCHIPs may change and/or be improved from time to time and may or may not be accompanied by a change in purchase price, although the license fees per Element agreed to will not change during the duration of this Agreement.

3.3  SpectroCHECK(TM) Software.  Notwithstanding IDT having satisfied its
     -----------------------
     purchase price obligation for the MassARRAY Analytical System, title to SEQUENOM's proprietary SpectroCHECK(TM) software remains with SEQUENOM and is only included as a licensed component, subject to return to SEQUENOM upon expiration or termination of this Agreement as set forth under Article
     6.3. Further, nothing in this Agreement should be construed as a grant, title, or transfer of ownership of any Intellectual Property rights to IDT, such Intellectual Property rights remain in their entirety, held and owned by SEQUENOM.

                                      C-4  ***  Confidential Treatment Requested

                    ARTICLE 4.  MASSARRAY PRODUCT DELIVERY,
                           SHIPMENT AND RISK OF LOSS

4.1 Delivery of MassARRAY Products is within one (1) month, subject to acceptance of the order by SEQUENOM and to product availability.

4.2 SEQUENOM will ship according to SEQUENOM standard commercial practice. All shipments will be made by SEQUENOM and shall be FOB SEQUENOM's point of manufacture in the United States. Title to and risk of loss for the MassARRAY Products shall pass to IDT upon delivery by SEQUENOM to a carrier designated by IDT or selected by SEQUENOM if IDT does not designate a carrier. Special packing or shipping instructions requested by IDT must be agreed to by SEQUENOM in writing, and any charges will be billed to IDT.


                          ARTICLE 5.  LIMITED LICENSE

5.1 By this Agreement, SEQUENOM grants IDT the limited right to use the MassARRAY Products, in the Territory, without transfer or sublicense rights, solely for the Limited Field of Use. Any use of the MassARRAY Products outside this scope is prohibited. IDT shall not use the MassARRAY Products for the purposes of detecting or discovering polymorphisms or mutations in biopolymers, (hereinafter a "Prohibited Use"). A Prohibited Use by IDT shall constitute a material breach of this Agreement. The per System purchase price of [...***...], the recurring license fees per Element, and the related terms agreed to under Article 3, are based upon the parties' mutual understanding of this limited right.

5.2 Conditions to Use of MassARRAY Products: IDT acknowledges that the MassARRAY Products and the documentation related thereto contains Confidential Information of SEQUENOM and that all Intellectual Property rights in or to the MassARRAY Products are solely owned and will remain the sole property of SEQUENOM. SEQUENOM's proprietary SpectroCHECK(TM) software (a component of the MassARRAY Analytical System) is a trade secret and the Confidential Information of SEQUENOM. IDT agrees that any and all use of the MassARRAY Products by IDT shall be subject to the following conditions and obligations: IDT shall (1) use its best efforts to protect and keep confidential any Confidential Information contained in the MassARRAY Products or otherwise transferred to IDT pursuant to this License And Restricted Use Agreement; (2) only disclose the Confidential Information to employees, agents, and consultants who have a need-to-know solely for the Limited Field Of Use granted by this Agreement, and who have executed appropriate written agreements with IDT sufficient to enable IDT to comply with the provisions of this Agreement; and (3) not reverse engineer the MassARRAY Products or any component thereof to discover SEQUENOM's Confidential Information. IDT further acknowledges the extreme importance of the confidentiality of the Confidential Information and agrees in addition to: (1) use the

                                      C-5  ***  Confidential Treatment Requested

     MassARRAY Products only in accordance with the Limited Field of Use granted by this Agreement, (2) inform its employees, agents and/or consultants of the importance of preserving the confidentiality of the Confidential Information, (3) maintain a controlled, secure environment for the storage and use of the MassARRAY Products.

5.3 With the exception of the right granted under Article 5.1, no other right or license is granted to IDT either directly, indirectly, by implication, estoppel, or otherwise by SEQUENOM under this Agreement.

5.4 IDT agrees that each Oligonucleotide which is sold or delivered by IDT (or by any of IDT's distributors, agents, or representatives) to any of its customers or to Sequenom customers, which has been quality-controlled using MassARRAY Products, will be accompanied by a printed or electronic specification sheet containing a Sequenom logo and a statement indicating in substance that such Oligo has been quality-controlled using MassARRAY(TM) technology, such statement and logo use to be in a form and content mutually agreed upon by the parties. The parties also agree that the Project Managers (per Article 4.1 of the High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement) will work together to make the mass spectra information generated using Sequenom's MassARRAY technology easily accessible to Sequenom, Sequenom's customers and IDT's customers.


                            ARTICLE 6.  TERMINATION

6.1 This Agreement shall terminate upon termination of the High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement or upon written notice by one party to the other party in the event the other party shall become insolvent, asks its creditors for a moratorium, files a bankruptcy petition, or suffers appointment of a temporary or permanent receiver, trustee, or custodian, for all or a substantial portion of its assets.

6.2 Either party may terminate this Agreement for default by the other party in performing any of its material obligations under this Agreement by notifying the other party in writing of such default and allowing the other party thirty (30) days within which to cure such default, unless the default is the failure to pay money or to deliver Oligonucleotides, in which case the defaulting party shall have only ten (10) days to cure such default after receiving written notice of nonpayment or nondelivery. If such default is not cured within thirty (30) days from receipt of such notice of default (or ten (10) days in the case of non-payment of money owed or delivery of oligonucleotides owed), the non-defaulting party may terminate this Agreement by written notice to the defaulting party. In accordance with the Limited Field of Use of the MassARRAY Products granted by this Agreement, if IDT fails to comply with the Limited Field of Use restrictions provided in this Agreement, SEQUENOM shall consider it to be a breach of a material obligation by IDT and all warranties, express or implied, shall be deemed null and void. In the event of a Limited Field of Use material breach by IDT, SEQUENOM shall have the option of immediately terminating this Agreement.

6.3 Articles 3.1, 3.2, 3.3, and 10 shall survive the termination or expiration of this Agreement. Any and all rights of SEQUENOM to payments of cash funds accrued through termination or expiration shall remain in effect. SEQUENOM will have no obligation to continue to license and supply MassARRAY Products to IDT following termination or expiration. Upon expiration or termination of this Agreement, IDT shall have the right to use all MassARRAY SpectroCHIP Packs and all MassARRAY SpectroCHIPs for which IDT has paid and that are in IDT's possession at the time of termination or expiration. The license granted IDT pursuant to Article 5 shall continue until all such MassARRAY SpectroCHIP Packs and SpectroCHIPs, are used, upon which the license will then terminate. Within thirty (30) days of the expiration or termination of this Agreement, IDT will return any and all copies of SEQUENOM's proprietary SpectroCHECK(TM) software (and including any version of SEQUENOM's software that has been adapted for integration with IDT's databases and/or software) to SEQUENOM. Upon expiration or termination of this Agreement, and upon the condition that IDT has satisfied its purchase price obligation under Article 3.1, IDT will retain possession of the MassARRAY Analytical System, excepting SEQUENOM's proprietary SpectroCHECK(TM) software which must be returned to SEQUENOM as described above. In the case where such purchase price satisfaction condition has been met by IDT, IDT may use the MassARRAY Analytical System components (except the SpectroCHECK(TM) software) that it retains possession of provided that such manner of use does not utilize trade secrets or infringe any patent or other Intellectual Property rights of SEQUENOM. Should this Agreement expire or terminate prior to IDT having satisfied its purchase price obligation under Article 3.1, the MassARRAY Analytical System will be returned to SEQUENOM pursuant to SEQUENOM's shipping and handling instructions.


                    ARTICLE 7.  INSTALLATION AND ACCEPTANCE

7.1 Installation of the MassARRAY Analytical System by SEQUENOM at IDT is included with purchase under Article 3.1. SEQUENOM shall install the MassARRAY Analytical System in accordance with SEQUENOM's standard installation practice and SEQUENOM will use commercially reasonable efforts to schedule and complete installation in a timely fashion. IDT and SEQUENOM will cooperate with each other to coordinate the installation effort.

7.2 Installation shall be complete, and acceptance by IDT shall occur, when the MassARRAY Analytical System passes SEQUENOM's standard installation and test procedures in effect at the time of installation. In the event the MassARRAY Analytical System delivered will not pass SEQUENOM's standard installation and test procedures, SEQUENOM will use reasonable commercial efforts to make the necessary adjustments and/or to replace the MassARRAY Analytical System in whole or in part until the System performs as intended and passes such tests.

                              ARTICLE 8.  TRAINING

8.1 Included with purchase under Article 3.1, SEQUENOM will train designated IDT employees in the installation, use, and routine maintenance of the MassARRAY Analytical System and SpectroCHIPs in accord with SEQUENOM's standard training program and at a mutually convenient time for the parties. IDT may request from time to time, due to employee changes, increased use, or otherwise, additional training as the need arises. SEQUENOM will provide additional training according to a mutually convenient schedule and will invoice IDT at a rate to be determined and mutually agreed upon in advance, depending upon the nature and extent of the additional training required.


                              ARTICLE 9.  WARRANTY

9.1 SEQUENOM warrants that the MassARRAY Analytical will be free from defects in materials and workmanship and will conform to SEQUENOM specifications and perform accordingly, from the time of installation and for a period of at least one (1) year thereafter, so long as the MassARRAY Analytical System remains unchanged and in the original condition supplied by SEQUENOM. SEQUENOM warrants that the MassARRAY SpectroCHIPs will be free from defects in materials and workmanship and will conform to SEQUENOM specifications and perform accordingly, for a period of at least two (2) months from the date of shipment, so long as the MassARRAY SpectroCHIPs are stored according to specifications, and remain unchanged and in the original condition supplied by SEQUENOM. The foregoing warranty does not include periodic maintenance or calibration recommended for some MassARRAY Products. This warranty does not apply to defects resulting from improper or inadequate maintenance or calibration by IDT; defects resulting from hardware, software, interfacing, or supplies provided by parties other than SEQUENOM; defects resulting from unauthorized modification, maintenance, or repair, or improper use or operation outside of SEQUENOM specifications for the MassARRAY Products or by personnel not authorized by SEQUENOM; or defects resulting from abuse, negligence, accident, loss or damage in transit. In addition, this warranty does not apply to damage due to (1) environmental conditions at the site of installation; (2) operator failure to perform standard operating procedures and routine maintenance as prescribed in operator manuals; (3) moving (by other than SEQUENOM authorized personnel) the MassARRAY Analytical System from its installed location; (4) exposure of the MassARRAY Analytical System to Bio-Safety Level 3 or 4 (as defined by the United States Occupational Health and Safety Administration) agents; or (5) exposure to radioactivity.

9.2 SEQUENOM's sole obligation and liability for any breach of this warranty shall be at SEQUENOM's sole discretion and option: (1) to replace the MassARRAY Products, in whole or in part, provided that IDT notifies SEQUENOM of the defects, SEQUENOM directs IDT to return the defective Products to SEQUENOM and IDT returns the Products as directed, at SEQUENOM's expense; or (2) to repair (and recalibrate as necessitated by repair) the MassARRAY Products in whole or in part; or (3) to refund the applicable license fee paid for the defective Products, in whole or in part. MassARRAY Products may not be returned to SEQUENOM under any circumstances without SEQUENOM's prior authorization. SEQUENOM shall not be liable, to any extent whatsoever, for any damages resulting from or arising out of the use or performance of the MassARRAY Products provided under this Agreement, regardless of foreseeability or the form of the cause of action, whether in contract, breach of warranty, tort (including negligence, strict liability, or otherwise), and including but not limited to damages resulting from loss of data, loss of anticipated profits or revenue, or any special, direct, indirect, incidental or consequential damages.

9.3 The foregoing warranty is exclusive and is made in lieu of and to the exclusion of any other warranties, whether oral or written, express or implied, direct, indirect, by estoppel or otherwise, or created by commercial code or the usage in the industry or the course of dealings of the parties, as to any matter whatsoever, including but not limited to those concerning merchantability or fitness for a particular purpose.


                          ARTICLE 10.  CONFIDENTIALITY

10.1 Each party may use the other party's Confidential Information only for the purpose of performing under this Agreement. All Confidential Information remains the sole property of the disclosing party.

     a) Except as expressly provided herein, SEQUENOM and IDT, their Affiliates, officers, employees, agents, consultants, and authorized representatives (a) shall hold in strict confidence all Confidential Information from the other party or any of its Affiliates, officers, employees, agents or representatives and (b) shall not distribute, disclose or disseminate such confidential information to any third party without the prior written approval of the other party (that is, the original disclosing party).

     b) For purposes of this section, information will not be considered to be Confidential Information if the information:

          (i) was lawfully in either party's possession prior to disclosure under this Agreement and was not acquired directly or indirectly from the disclosing party; or

          (ii) was, at the date of disclosure by the disclosing party, public knowledge; or subsequently becomes public knowledge other than through the failure of the receiving party to comply with its obligations of confidentiality under the terms of this Agreement; or

          (iii) was or is acquired by the receiving party from any third party lawfully having possession of such information and who is not under an obligation of confidentiality to the disclosing party; or

          (iv) was or is independently known by the receiving party without utilizing information provided by the disclosing party and wherein such independent knowledge is supported in contemporaneously written and dated documentation of the receiving party; or

          (v) is required to be disclosed, retained, or maintained by either party, by applicable law or regulation or under the rules of any regulatory or governmental authority, provided however that each party shall immediately notify the other party in writing of such required disclosure and must provide such notice at least thirty (30) days prior to the date when disclosure is proposed to take place, and provided that the party required to make disclosure shall use its best efforts to secure confidential treatment of any such information required to be disclosed.


                          ARTICLE 11.  INDEMNIFICATION

11.1 In the event of an accusation, claim or lawsuit brought by a third party for infringement of a patent, copyright, or other proprietary right of a third party, based upon IDT's use of the MassARRAY Products in accord with the product information, notices, and instructions for use provided therewith, SEQUENOM shall, at SEQUENOM's sole option and discretion, do one of the following:

     a)  Procure for IDT the right to continue such use; or

     b) Provide a substitute, non-infringing product which provides substantially the same results; or

     c) Defend the accusation, claim or lawsuit and indemnify IDT for any damages which may be awarded; provided that IDT (1) provide prompt written notice of the accusation, claim or lawsuit to SEQUENOM; (2) authorize and provide SEQUENOM with complete control of the defense of the accusation, claim or lawsuit and any and all settlements, negotiations, compromises, and discussions thereof; (3) cooperate fully with SEQUENOM and provide SEQUENOM with such reasonable assistance, as SEQUENOM may request in the defense of such accusation, claim or lawsuit; and (4) make no statements or admissions directly or indirectly related to the MassARRAY Products or intellectual property related to the accusation, claim, or lawsuit, or the merits or lack of merit of any accusation, claim, or lawsuit, without the ex-press written permission of SEQUENOM. Nothing in this provision shall be construed to prevent IDT from participating in

         (but not controlling) the defense of any such action, with its counsel and at its own expense.


                              ARTICLE 12.  NOTICES

12.1 All notices and requests required or authorized hereunder shall be given in writing either by personal delivery; by registered or certified mail, return receipt requested; or by confirmed facsimile followed by first class mail or express delivery. Such notice shall be deemed to have been given upon such date that it is so personally delivered; the date three (3) days after it is deposited in the mail; or the date the same is received by the receiving party's fax machine, irrespective of the date appearing therein.


    If to IDT:                                    If to Sequenom:

    Legal Department                              Sequenom, Inc.
    Attn: Urgent                                  Corporate Counsel
    Integrated DNA Technologies, Inc.             11555 Sorrento Valley Road
    1710 Commercial Park                          San Diego, CA  92121
    Coralville, Iowa 52241                        Telephone: (858) 350-0345
                                                  Facsimile: (858) 350-0620
    (with additional fax):
    Fax: Attn: Legal -URGENT                      with a copy to:
         (319) 626-8444
    and  (847) 470-8223                           Sequenom, Inc.
                                                  Chief Operating Officer
    with a copy to:                               11555 Sorrento Valley Road
                                                  San Diego, CA  92121
    Dr. Joseph A. Walder                          Telephone: (858) 350-0345
    Chief Executive Officer                       Facsimile: (858) 350-0344
    Integrated DNA Technologies, Inc.
    1710 Commercial Park
    Coralville, Iowa 52241

                              ARTICLE 13.  GENERAL

13.1  Force Majeure

Except with respect to the payment of money, neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this Paragraph 13.1 shall be extended for a period equal to the duration of the cause.

13.2  Relationship of Parties

The parties to this Agreement are independent contractors. Neither party nor their respective Affiliates, employees, consultants, contractors, or agents, are Affiliates, agents, employees, or joint ventures of the other. Neither party will represent anything to the contrary, either expressly, implicitly, by appearance or otherwise.

13.3  Assignment

The parties may not assign this Agreement in whole or in part without the written consent of the other, except upon the transfer or sale of all, or substantially all, of the assets of a Party that pertain to the subject matter of this Agreement, in which case consent is not required.

13.4  Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of California, U.S.A., notwithstanding its conflicts of law rules. Any litigation between the Parties relating to this Agreement shall take place in San Diego County, California and the Parties consent to the personal jurisdiction of and venue in the state and federal courts within San Diego County, California.

13.5  Severability

If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remaining provisions shall continue in full force and effect.

13.6  No Waiver

Failure by either party to enforce any term, provision, or condition of this Agreement shall not be deemed a waiver of future enforcement of that or any other term, provision, or condition. No waiver of a term, provision, or condition of this Agreement in any one or more instances, whether by context, implication, express, or otherwise, shall be construed to be a further or continuing waiver of such term, provision, or condition.

13.7  Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

13.8   Complete Agreement

This Agreement, including all Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.

13.9   Third Party Beneficiaries

No third party beneficiary rights are conferred or are intended to be conferred by this Agreement.

13.10  Headings

Headings in this Agreement are for convenience only, and shall not be used to and shall not effect the meaning or interpretation of this Agreement.

13.11  Construction

This Agreement shall not be strictly construed against any party hereto, regardless of which party, or how much a party, contributed to the drafting of the Agreement.

13.12  Public Announcements

Any announcements or similar publicity with respect to the execution of, or performance under, this Agreement shall be agreed upon among the parties in advance of such announcement. All parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, and that any of the parties therefore may make such public announcements with respect thereto. The parties agree that any such announcement will not contain Confidential Information and, if disclosure of Confidential Information is required by law or regulation, the disclosing party will use its best efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each party agrees to provide to the other party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each party shall provide the other with an advance copy of any press release at least five (5) business days prior to the scheduled disclosure. Each party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the party whose press release has been reviewed shall remove any information the reviewing party reasonably deems to be inappropriate for disclosure.

13.13  Conflicts

In the event that a conflict arises between this Agreement and any order, work order, billing statement, or invoice related to the MassARRAY Products, this Agreement will govern and the conflicting terms, provisions, and conditions of any such other documents shall be deemed nonexistent, and shall not be binding upon either party.

                      ARTICLE 14.  MOST-FAVORED LICENSEE


14.1  Most Favored Licensee

If SEQUENOM hereafter grants to a third-party an equivalent or substantially similar license as granted to IDT in Article 5 herein, but that includes terms more favorable to the third-party as compared to the terms of the license to IDT, SEQUENOM shall immediately notify IDT in writing of the grant of such license, and IDT shall have the right to become subject to the more favorable terms, going forward. The Parties thereafter agree to formally amend this Agreement to reflect the adoption of the more favorable terms.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Integrated DNA Technologies, Inc.       SEQUENOM, Inc.


By: /s/ Joseph A. Walder                By: /s/ Delbert F. Foit, Jr.
   ----------------------------            -------------------------------

Print Name: Joseph A. Walder            Print Name: Delbert F. Foit, Jr.
           --------------------                   ------------------------

Title: President and CEO                Title: Chief Operating Officer
      -------------------------               ----------------------------

Date:         8/24/00                   Date:          8/24/00
     --------------------------               ----------------------------

                                 APPENDIX C.1

                        MassARRAY(TM) Analytical System

High-speed SpectroSCAN(TM) array mass spectrometer for separation, detection and characterization of the analyte molecules from a miniaturized array; configured with:

     .  a 10-chip SCOUT MALDI target
     .  high precision x/y positioning stage (4im/step)
     . low maintenance N\\2\\ UV laser (10Hz) for sample ionization . gridless pulsed ion extraction
     .  125 cm linear TOF analyzer with gated detector
     .  fuzzy logic feedback control
     .  2 GHz digitizer for high-accuracy data acquisition

SpectroJET(TM) dispenser for nanoliter sample transfer, equipped with:

     .  SPIP Micropump with 800 nl chamber volume
     .  droplet volume range of 0.5-2 nl
     .  CV*2 % dispensing precision of the pump
     .  0.1 mm precision of x/y positioning stage
     .  maximum speed of 41.9 cm/sec
     .  PC, controller software

SpectroCHECK(TM)  Workstation

     .  PC
     .  SpectroCHECK(TM) software (for data management and interpretation)

* denotes less than

                                  APPENDIX  D

                               PLEDGE AGREEMENT

          THIS PLEDGE AGREEMENT (this "Agreement"), is made by and between IDT ("Pledgor"), and SEQUENOM, INC., ("Secured Party").

          Pledgor and Secured Party hereby agree as follows:

     SECTION 1   Definitions.
     ---------   -----------

          (a) All capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in that certain High Throughput Oligonucleotide Manufacturing and Supply and MassARRAY(TM) Analytical System Purchase Agreement, dated and executed of even date herewith, by and between Pledgor and Secured Party (the "Supply Agreement").

          (b) As used in this Agreement, the following terms shall have the following meanings:

          "Documents" means this Agreement, the Supply Agreement, and all other
           ---------
appendices, and schedules delivered to Secured Party under the Supply Agreement or in connection with the Obligations.

          "Event of Default" has the meaning set forth in Section 6.
           ----------------

          "Lien" means any mortgage, deed of trust, pledge, security interest,
           ----
assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement.

          "Obligations" means the liabilities and obligations of Pledgor to
           -----------
Secured Party, created under, arising out of or in connection with the Supply Agreement and Documents, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

          "Pledged Collateral" has the meaning set forth in Section 2(a).
           ------------------

          "UCC" means the Uniform Commercial Code as the same may, from time to
           ---
time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          (c) Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

          (d) In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; and (ii) the captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.


     SECTION 2   Security Interest.
     ---------   -----------------

          (a) As security for the performance of the Obligations, Pledgor hereby pledges, assigns, transfers, hypothecates and sets over to Secured Party, and hereby grants to Secured Party a security interest in, all of Pledgor's right, title and interest in, to and under the assets described in Schedule 1 hereto (collectively, the "Pledged Collateral").

          (b) Pledgor shall execute and deliver to Secured Party concurrently with the execution of this Agreement, and at any time and from time to time thereafter, all financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Secured Party, and take all other action, as Secured Party may reasonably request, to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to Secured Party pursuant to the UCC and to continue perfected, maintain the priority of, or provide notice of the security interest of Secured Party in the Pledged Collateral and to accomplish the purposes of this Agreement.

          (c) Pledgor agrees that this Agreement shall create a continuing security interest in and pledge of the Pledged Collateral which shall remain in effect until terminated in accordance with Section 17.

     SECTION 3   Covenants.  So long as any of the Obligations remain
     ---------   ---------
unsatisfied, Pledgor agrees that:

          (a) Pledgor will, at its own expense, appear in and defend any action, suit or proceeding which purports to affect its title to, or right or interest in, the Pledged Collateral or the security interest of Secured Party therein and the pledge to Secured Party thereof.

          (b) Pledgor shall give prompt written notice to Secured Party (and in any event not later than thirty (30) days following any change described below in this subsection) of: (i) any change in the location of Pledgor's chief executive office or principal place of business, (ii) any change in the location of books and records pertaining to Pledged Collateral; (iii) any change in its name, (iv) any changes in, additions to or other modifications of its trade names and trade styles, and (v) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading.

          (c) Pledgor will not surrender or lose possession of (other than to Secured Party or, with the prior consent of Secured Party, to a depositary or financial intermediary), exchange, sell, convey, transfer, assign or otherwise dispose of or transfer the Pledged Collateral or any right, title or interest therein.

          (d) Pledgor will not create, incur or permit to exist any Liens upon or with respect to the Pledged Collateral, other than the security interest of and pledge to Secured Party created by this Agreement.

          (e) Pledgor shall maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of the Pledged Collateral, except in connection with any transactions expressly permitted by the Supply Agreement.

     SECTION 4   Administration of the Pledged Collateral.
     ---------   ----------------------------------------

          (a) Upon and after the occurrence of any Event of Default: (i) Secured Party shall be entitled to receive the Pledged Collateral; (ii) Secured Party shall have the right following prior written notice to Pledgor to take any action with respect to the Pledged Collateral and exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral as if Secured Party were the absolute owner thereof; and (iii) Secured Party shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral, to file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Pledged Collateral, execute any and all such other documents and instruments, and do any and all such acts and things, as Secured Party may deem necessary or desirable to protect, collect, realize upon and preserve the Pledged Collateral, to enforce Secured Party's rights with respect to the Pledged Collateral and to accomplish the purposes of this Agreement.

          (b) For the purpose of enabling Secured Party to exercise its rights under this Section 4 or otherwise in connection with this Agreement, Pledgor hereby (i) constitutes and appoints Secured Party (and any of Secured Party's officers, employees or agents designated by Secured Party) its true and lawful attorney-in-fact, with full power and authority to execute any notice, assignment, endorsement or other instrument or document, and to do any and all acts and things for and on behalf of Pledgor, which Secured Party may deem necessary or desirable to protect, collect, realize upon and preserve the Pledged Collateral, to enforce Secured Party's rights with respect to the Pledged Collateral and to accomplish the purposes hereof. This appointment is coupled with an irrevocable interest so long as the Obligations have not been performed in full. Pledgor hereby ratifies, to the extent permitted by law, all that Secured Party shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 4.

     SECTION 5   Secured Party's Duties.  Notwithstanding any provision
     ---------   ----------------------
contained in this Agreement, Secured Party shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to Pledgor or any other person for any failure to do so or delay in doing so.

     SECTION 6   Events of Default.  Any of the following events which shall
     ---------   -----------------
occur and be continuing shall constitute an "Event of Default":

          (a) The failure of Pledgor to perform its material Obligations under the Supply Agreement, time being of the essence of all Obligations of Pledgor to Secured Party;

          (b) Pledgor makes a general assignment for the benefit of creditors, generally fails to pay its debts as they come due, or becomes insolvent;

          (c) Pledgor or any of its subsidiaries shall become a debtor in a case under Chapter 11 of the United States Bankruptcy Code, or shall otherwise become the subject of any case, proceeding or process designed for the protection of debtors or borrowers.

          (d) Pledgor shall voluntarily or involuntarily transfer or assign any interest in the Pledged Collateral to any person or entity, including (without limitation) by granting a security interest therein, or by suffering to exist any judgment lien thereon;

          (e) Any impairment in the priority of Secured Party's Lien hereunder shall occur; or

          (f) Any levy upon, seizure or attachment of any of the Pledged Collateral shall be threatened or shall occur.

     SECTION 7  Remedies.
     ---------  --------

          (a) Upon the occurrence and during the continuance of any Event of Default, Secured Party may declare any of the Obligations to be immediately due and shall have, in addition to all other rights and remedies granted to it in this Agreement or the Supply Agreement, all rights and remedies of a secured party under the UCC and other applicable laws.

     SECTION 8  Certain Waivers.  Pledgor waives, to the fullest extent
     ---------  ---------------
permitted by law, (i) any right of redemption with respect to the Pledged Collateral; and (ii) any right to require Secured Party (A) to proceed against any person, (B) to exhaust any other collateral or security for any of the Obligations, (C) to pursue any remedy in Secured Party's power, or (D) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Pledged Collateral; and (iii) all claims, damages, and demands against Secured Party arising out of the repossession, retention, or other disposition of the Pledged Collateral by Secured Party.

     SECTION 9  Notices.  All notices or other communications hereunder shall be
     ---------  -------
in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers specified for notices under the Supply Agreement, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States); and (iii) if sent by facsimile transmission, when sent.

     SECTION 10   No Waiver; Cumulative Remedies.  No failure on the part of
     ----------   ------------------------------
Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Secured Party.

     SECTION 11   Costs and Expenses.  Pledgor agrees to pay on demand all costs
     ----------   ------------------
and expenses of Secured Party, including the reasonable fees and disbursements of counsel to Secured Party, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under this Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Pledged Collateral.

     SECTION 12   Binding Effect.  This Agreement shall be binding upon, inure
     ----------   ----------------
to the benefit of and be enforceable by Pledgor, Secured Party and their respective successors and assigns.

     SECTION 13   Governing Law.  This Agreement shall be governed by, and
     ----------   -------------
construed in accordance with, the law of the State of California.

     SECTION 14   Entire Agreement.  This Agreement (and all exhibits and
     ----------   ----------------
schedules attached hereto), the Supply Agreement (and all representations and warranties contained therein and appendices and exhibits attached thereto), and all other documents delivered in connection herewith supercede all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement among the parties hereto with respect thereto.

     SECTION 15   Severability.  Whenever possible, each provision of this
     ----------   ------------
Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

     SECTION 16   Counterparts.  This Agreement may be executed in any number of
     ----------   ------------
counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 17   Termination.  Upon performance in full of all Obligations,
     ----------   -----------
this Agreement shall terminate and Secured Party shall promptly execute and deliver to Pledgor such documents and instruments reasonably requested by Pledgor as shall be necessary to evidence termination of all security interests given by Pledgor to Secured Party hereunder.

     SECTION 18   Conflicts.  In the event of any conflict or inconsistency
     ----------   ---------
between this Agreement and the Supply Agreement, the terms of this Agreement shall control.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge Agreement, as of the date first above written.

Sequenom, Inc.                             Integrated DNA Technologies, Inc

By:                                        By:


Signature: /s/ Delbert F. Foit, Jr.        Signature: /s/ Joseph A. Walder
          ---------------------------                -------------------------

Name:      Delbert F. Foit, Jr             Name:       Joseph A. Walder
     --------------------------------           ------------------------------

Title:     Chief Operating Officer         Title:      President and CEO
      -------------------------------            -----------------------------

Date:      8/24/00                         Date:       8/24/00
      -------------------------------           ------------------------------

                                   SCHEDULE 1
                            to the Pledge Agreement

                               PLEDGED COLLATERAL

"Pledged Collateral" means the following assets, in each case whether presently existing or owned or hereafter arising or acquired and wherever located:

     (a)   a first MassARRAY(TM) Analytical System as referred to under Article
2.3 and Appendix C of the Supply Agreement;

     (b)   a second MassARRAY(TM) Analytical System as referred to under Article
3.4 and Appendix C of the Supply Agreement;

                                      S-1